Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-286854 on Form S-3 of our reports dated February 25, 2026, relating to the financial statements of VICI Properties L.P. and the effectiveness of VICI Properties L.P.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
February 25, 2026